Exhibit 99.14

PRINCIPAL ACCOUNTING FEES AND SERVICES1

The following table presents fees paid to Deloitte & Touche LLP, our independent auditors, for the fiscal years ended December 31, 2013 and 2012.

Type of Fees	2013	2012
(millions)
Audit fees	$1,797,338	$—
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

	$1,797,338	$—

Audit Fees—Included in the 2013 audit fees are approximately $1.2 million in fees related to audits and interim reviews for 2012, 2011 and 2010 of Dominion Gas in connection with its formation. See Note 1 to the Audited Consolidated Financial Statements contained in Exhibit 99.11(b) of the Report for additional information.

Pre-Approval Policy

Dominion Gas’ Board of Directors has adopted the Dominion Audit Committee pre-approval policy for its independent auditor’s services and fees and has delegated the execution of this policy to the Dominion Audit Committee. In accordance with this delegation, each year the Dominion Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. At its December 2013 meeting, the Dominion Audit Committee approved Dominion Gas’ schedule of services and fees for 2014. In accordance with the pre-approval policy, any changes to the pre-approved schedule may be pre-approved by the Dominion Audit Committee or a member of the Dominion Audit Committee.

[1]	This exhibit is a part of the Form 8-K filed on June 26, 2014 (the “Report”) by Dominion Gas Holdings, LLC, and makes reference to other exhibits filed with the Report. For purposes of the Report and exhibits, unless we have indicated otherwise or the context otherwise requires, references to “Dominion Gas,” the “Company,” “we,” “our,” “us” or like terms refer to Dominion Gas Holdings, LLC and its subsidiaries and references to “Dominion” refer to Dominion Resources, Inc. and its subsidiaries.